The Board of Directors
Synovus Financial Corp.
P.O. Box 120
Columbus, GA  31902


     We consent to the use of our tax opinion included herein as regards the merger of FABP Bancshares, Inc. and Synovus Financial Corp. and to the reference to our firm under the heading of "Experts" and "Tax Opinion" in the prospectus.


Memphis, Tennessee
October 9, 2001

/s/KPMG LLP




















                                  Exhibit 23.2